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                                                                 EXHIBIT 23.6



                                                July 2, 1997


Search Financial Services Inc.
600 North Pearl Street, Suite 2500
Dallas, Texas 75201


Dear Sirs:

        We hereby consent to the use of our opinion letter to the Board of Directors of Search Financial Services, Inc. included as Annex C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Search Capital Acquisition Corp., a wholly-owned subsidiary of Search Financial Services Inc., with and into MS Financial Inc., and to the references to such opinion in such Joint Proxy Statement-Prospectus under the captions "Summary - The Merger," "The Merger - Background of the Merger," "The Merger - Search's Reasons for the Merger; Recommendations of the Search Board" and "The Merger - Opinion of Search Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,




                                        ALEX. BROWN & SONS INCORPORATED

                                        By:     /s/ J. ADAM HITT
                                           ----------------------------------
                                                    J. Adam Hitt
                                                  Managing Director